Exhibit 10.2
FORM OF
McKESSON CORPORATION
STATEMENT OF TERMS AND CONDITIONS
APPLICABLE TO AWARDS
PURSUANT TO THE MANAGEMENT INCENTIVE PLAN
Effective May 23, 2023
The following terms and conditions shall apply to awards made under the McKesson Corporation Management Incentive Plan (the “Plan”) to an executive, managerial or professional employee of the Company who is specifically designated as a participant in the Plan. Capitalized terms used herein are defined in the Plan or in Section 10. In the event these terms and conditions conflict with the terms of the Plan document, the Plan document shall control.
1.Participant.
Only an active employee of the Company who is employed in an executive, managerial or professional capacity may be designated as a Participant under the Plan; provided, however, that designation as a Participant is contingent upon the execution and delivery to the Company of an agreement, within a period following presentment and in a form that is satisfactory to the Company, regarding confidentiality, intellectual property and/or other restrictive covenants, as well as compliance with such agreement; and provided, further, that the Committee shall determine in its sole discretion whether the Participant has complied with the provisions of any such agreement, which determination shall be conclusive and binding on all interested persons.
The Committee shall review those employees who are eligible to participate in the Plan and recommended by management and determine which of those employees will become Plan Participants. The Committee may add to or delete individuals from the list of designated Participants at any time and from time to time, at its sole discretion. The Committee has delegated the authority to approve Plan Participants to the Chief Executive Officer of the Company.
Participation in the Plan during the Performance Period does not guarantee payment of an Actual Award under the Plan for the Performance Period. Participation in the Plan during one Performance Period does not guarantee participation during a subsequent Performance Period.
2.Individual Target Award.
The Individual Target Award is the percentage of base annual salary specified at the beginning of the Performance Period (or beginning of participation, if later) for a Participant.
A.Newly Eligible Employees.
A newly hired employee, or an employee who is promoted into or transferred from an ineligible position to an eligible position during a Performance Period, may be designated a Participant with an Individual Target Award for that Performance Period.
B.Transfers, Promotions and Demotions.
A Participant who moves during the Performance Period from one eligible position to a new eligible position with a higher Individual Target Award will, in general, have the determination of his or her Actual Award prorated between the two Individual Target Awards.
A Participant who during the Performance Period is demoted to or transferred to a new eligible position with a lower Individual Target Award will have the determination of his or her Actual Award prorated in management’s discretion.
A Participant who during the Performance Period is demoted from or transferred from an eligible position to an ineligible position will have the determination of his or her Actual Award prorated in management’s discretion.
Notwithstanding the foregoing, any proration must be based on the achievement of Performance Goals for the Performance Period.

3.Performance Measures and Goals.
Each Participant shall have one or more Individual Performance Measures. Individual Performance Measures may be quantitative, qualitative or both. The Performance Goals (defined in Article F of the Plan) established for each segment of the Company are referred to as the Business Scorecard. A Participant’s Individual Performance Measures and the Performance Goals, taken as a whole, will determine the amount of the Participant’s Actual Award.
A Participant who changes jobs and / or organizations during the Performance Period may have different Business Scorecards applicable to each job / organization. The Participant may, in management’s discretion, have the determination of his or her Actual Award prorated between the two Business Scorecards.
4.Individual Performance Modifier.
Actual Awards will be adjusted, in management’s discretion, to reflect the Participant’s individual contribution to Business Scorecard results and the Participant’s Individual Performance Measures.
5.Other Individual Requirements.
Notwithstanding any provision of the Plan to the contrary, no amount shall be payable with respect to the Performance Period unless the Committee certifies that it is satisfied that the requirements (performance or otherwise) associated with such payment have been fully met. Such requirements may include, but are not limited to:
•Completion of the Company’s Legal and Regulatory Compliance and Ethics Training Program.
6.Award Determination.
Any payment to a Participant shall be based on Business Scorecard results during the Performance Period as modified by the Participant’s Individual Performance Modifier. The Actual Award is determined by:
•Taking the Covered Compensation received during the Performance Period;
•Multiplying by the Individual Target Award;
•Multiplying that result by the Business Scorecard results (actual vs. target);
•Adjusting the result determined above, up or down, by the Individual Performance Modifier.
Management and the Committee shall review and approve, modify or disapprove the Actual Award, if any, to be paid to a Participant for the Performance Period. Management and the Committee reserve the right to reduce or increase or eliminate the individual payments determined according to the above method. No Personal Modifier shall exceed 150%.
7.Effect of a Termination of Employment, Prior to the End of the Performance Period, on Awards.
A.Termination of Employment for Other Than Death, Retirement, Severance or Long-Term Disability.
If the Participant ceases to be a bona fide employee of the Company prior to the payment of the Actual Award, for any reason other than death, Retirement, Severance or Long-Term Disability, the Participant’s interest in the Awards shall be forfeited and no amount shall be payable to the Participant with respect to service during the Performance Period.
B.Termination of Employment by Reason of Death or Long-Term Disability.
If the Participant ceases to be a bona fide employee of the Company due to death or Long-Term Disability during the Performance Period, the Participant (or the Participant’s Beneficiary, if payment is made on account of the death of the Participant) shall be entitled to receive an Actual Award as calculated under Paragraph 6 above.

C.Termination of Employment by Reason of Retirement.
If the Participant ceases to be a bona fide employee of the Company due to Retirement prior to January 1 of the Performance Period, the Participant’s interest in the Awards shall be forfeited and no amount shall be payable to the Participant with respect to service during the Performance Period.
If the Participant ceases to be a bona fide employee of the Company due to Retirement on or after January 1 of the Performance Period, the Participant shall be entitled to receive an Actual Award as calculated under Paragraph 6 above.
D.Termination of Employment by Reason of Severance.
If the Participant ceases to be a bona fide employee of the Company due to Severance prior to January 1 of the Performance Period, the Participant’s interest in the Awards shall be forfeited and no amount shall be payable to the Participant with respect to service during the Performance Period.
If the Participant ceases to be a bona fide employee of the Company due to Severance on or after January 1 of the Performance Period, the Participant shall be entitled to receive an Actual Award as calculated under Paragraph 6 above.
8.Data Privacy.
By accepting the Award, the Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of his or her personal data as described in this document by and among, as applicable, the Participant’s employer (the “Employer”) and the Company for the exclusive purpose of implementing, administering and managing participation in the Plan.
The Participant understands that the Company and the Employer hold certain personal information about the Participant, including but not limited to his or her name, home address and telephone number, date of birth, social insurance or other identification number, salary, nationality, job title, any shares of Company stock or directorships held in the Company, details of all compensation or any other entitlement to Company-sponsored benefits for the purpose of implementing, administering and managing the Plan (“Data”). The Participant understands that Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Participant’s country or elsewhere, such as in the United States of America, and that the recipient’s country may have different data privacy laws and protections than the Participant’s country. The Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting the local human resources representative. The Participant authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage his or her participation in the Plan. The Participant understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, without cost, by contacting in writing the local human resources representative. The Participant understands, however, that refusing or withdrawing consent may affect his or her ability to participate in the Plan. For more information on the consequences of refusal to consent or withdrawal of consent, the Participant understands that he or she may contact the local human resources representative.
9.GOVERNING LAW.
The law of the State of Delaware shall govern all question concerning the construction, validity and interpretation of the Plan and any Awards, without regard to the state’s conflict of laws rules.
10.Definitions.
Capitalized terms shall have the same meaning as provided in the Plan. Additional capitalized text that is not included in the Plan, but is used in this Statement of Terms and Conditions, shall have the meaning set forth below:
(a)    “Actual Award” means the finally determined amount payable under the Plan for a Performance Period.
(b)    “Awards” means, collectively, Individual Target Awards and Actual Awards.

(c)    “Covered Compensation” means regular wages earned by and paid to the Participant during the Performance Period, including any Paid Time Off (PTO) pay. Covered Compensation does not include any other compensation received during the Performance Period, including, but not limited to, earnings received during a paid leave, overtime or commission pay.
(d)    “Long-Term Disability” means a physical or mental condition in respect of which the administrator of the Company’s long-term disability plan has determined that the Participant is eligible to receive income replacement benefits; or, if the Participant is not then a participant in the Company’s long-term disability plan, a physical or mental condition that the administrator of the Company’s long-term disability plan determines would have rendered the Participant eligible to receive income replacement benefits, had the Participant been enrolled in such plan.
(e)    “Retirement” means termination from the Company with age plus years of service equal to at least 65.
(f)    “Severance” means termination of employment with the Company and qualified for participation in and entitlement to benefits under the McKesson Corporation Severance Pay Plan or the Amended and Restated McKesson Corporation Severance Policy for Executive Employees, as applicable, in accordance with the terms and conditions of such plans. A Participant outside the United States who is not qualified for participation in and entitlement to the benefits under such plans will nonetheless be treated for the limited purposes of his or her Awards as terminated by reason of Severance to the extent his or her employment with the Company is terminated and he or she would satisfy the conditions for termination for reason of Severance but for the fact that such plan is only applicable to employees of the Company in the United States who qualify for participation in that plan.

4